EXHIBIT 99.2

Heat Biologics Presents Follow-up Data on its ComPACT™ T-cell Stimulating Platform at the Society for Immunotherapy of Cancer (SITC) Annual Meeting

Data shows ComPACT therapy improves T-cell priming and enhances rejection of established tumors in pre-clinical models

DURHAM, NC – November 11, 2017 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), a biopharmaceutical company developing drugs designed to activate a patient’s immune system against cancer, today presented updated pre-clinical data evaluating its Combination Pan-antigen Cytotoxic Therapy (ComPACT™) platform in combination with a checkpoint inhibitor and T-cell co-stimulators as a potential immunotherapy cocktail approach to treat cancer. Data from the follow-up study build upon previous pre-clinical results utilizing Heat’s ComPACT platform, which generated positive synergies with checkpoint inhibitors and the T-cell co-stimulator, OX40.

The poster presentation, Gp96-IG/costimulatory Combination Vaccine Improves T-cell Priming and Enhances Immunity, Memory, and Tumor Elimination, was presented at the 32nd annual meeting of the Society for Immunotherapy of Cancer (SITC).

The follow-up study was designed to further assess ComPACT combined with a checkpoint inhibitor and OX40, but now with the addition of the cell-secreted, T-cell costimulatory, TL1A. ComPACT is Heat’s next generation, T-cell activation platform (TCAP). It combines T-cell activation and co-stimulation in a single therapy by both delivering the gp96 heat shock protein and a T-cell co-stimulatory fusion proteins in a single compound.

Results in pre-clinical trials show that this combination approach effectively synergizes with antagonist antibody therapies that amplify antigen-specific T-cells; program a memory response; and eliminate tumors. Heat subsidiary Pelican Therapeutics is currently manufacturing a TL1A drug for anticipated human clinical trials that is partially funded through a $15 million grant provided by the Cancer Prevention Research Institute of Texas (CPRIT).

“Our follow-up study on our ComPACT T-cell activation platform provides us with robust data demonstrating a potentially efficacious approach to treating human cancers,” said Louis E. Gonzalez, chief scientist at Heat. “The addition of TL1A in combination with OX40 has been found to improve T-cell priming which is an important of any immunotherapy cocktail to treat patients with cancer.”

About Heat Biologics

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient's immune system against cancer by inducing CD8+ "Killer" T-cells. Our T-Cell Activation Platform (TCAP) produces therapies designed to turn "cold" tumors "hot," and be administered in combination with checkpoint inhibitor therapies and other immuno-modulators to increase their effectiveness. We are currently enrolling patients in our Phase 2 clinical trial for non-small cell lung cancer, in combination with Bristol-Myers Squibb's nivolumab (Opdivo®). Heat also has numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the ComPACT T-cell activation platform providing a potentially efficacious approach to treating human cancers, the  intended results of Heta’s immunotherapies, anticipated clinical trials, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat's ImPACT and ComPACT therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results,  the ability to enroll patients, and complete the clinical trials on time and achieve desired results and benefits, the company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s and Pelican’s ability to maintain their license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its  ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate  Pelican and the other factors described in the company’s most recent annual report on Form 10-K  and other filings with the SEC.  The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Contact

For Media and Investor Inquiries

Melissa M Conger

Heat Biologics/Pelican Therapeutics

+1 919 289 4017

mconger@heatbio.com